Prospectus Supplement filed
                                                     pursuant to Rule 424(c)


                                   SUPPLEMENT
                                       to
                      PROSPECTUS, DATED FEBRUARY 11, 2002,
                                       of
                                 CREST VIEW INC.

We have extended the offering period for up to an additional 90 days in accordance with our right to extend the offering, as set forth on the cover page and in the Plan of Distribution of the prospectus. Accordingly, the offering period will now expire no later than August 9, 2002.

We have sold, through the date of this supplement, more than 1.2 million units in the offering made pursuant to the prospectus. Accordingly, the minimum offering threshold has been exceeded.

                  The date of this supplement is May 10, 2002